UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2026

Forward Industries, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-34780	13-1950672
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

111 Congress Avenue, Suite 500

Austin, Texas 78701

(Address of Principal Executive Office) (Zip Code)

(512) 256-9040

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FWDI	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2026, Forward Industries, Inc. (the “Company”) entered into a Securities Repurchase Agreement (the “Repurchase Agreement”) with an institutional investor (the “Seller”), pursuant to which the Company repurchased 6,164,324 shares of its common stock (the “Shares”). The Shares were originally purchased by Seller in the Company’s private placement that closed in September 2025. The aggregate purchase price for the Shares was approximately $27.4 million.

The foregoing description of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information set forth under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective March 16, 2026, the Company entered into a Master Digital Currency Loan Agreement (the “Loan Agreement”) with Galaxy Digital LLC (“Galaxy”). The following is a summary of the material terms of the Loan Agreement.

•	Loan Facility: The Company may request loans of Digital Currency or U.S. Dollars from Galaxy, subject to Galaxy’s approval in its sole discretion. Galaxy has no obligation or commitment to fund any loan request.
•	Collateral: Each loan must be secured by Digital Currency or U.S. Dollars. The Company grants Galaxy a first priority security interest in all collateral, which Galaxy may rehypothecate, with the Company’s consent.
•	Fees: The Company will pay an annualized borrow fee calculated daily. A 5% per annum late fee applies to amounts not returned when due.
•	Margin Calls: If collateral value falls below specified thresholds, the Company must post additional collateral within one business day (or six hours for urgent calls). Failure to do so permits Galaxy to liquidate collateral or declare a default.
•	Default and Termination: Events of Default include failure to return borrowed assets, failure to satisfy margin calls, material breach, and insolvency. Termination Events include loss of material licenses, failure to timely file required SEC reports, significant equity declines and departure of key management. Upon default or termination, Galaxy may accelerate all amounts due and liquidate collateral.
•	Term: One-year initial term with automatic annual renewals; terminable upon prior written notice.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

The Company entered into multiple term sheets on March 13, 2026, which became effective March 16, 2026 pursuant to the Loan Agreement setting forth the terms of the individual loans for a total of $40,000,000 which have a weighted average maturity of 4.9 months and a weighted average interest rate of 3.4%.

Under each term sheet, the Company may borrow U.S. dollars, collateralized by the Company’s fwdSOL digital currency holdings. The material terms common to all Term Sheets include an initial collateral level of 211% (meaning the Company must post collateral worth 211% of the loan value), a margin call spot rate of 174% (triggering a requirement to post additional collateral within one business day), an urgent margin call rate of 136% (triggering a requirement to post additional collateral within six hours), and a margin refund spot rate of 221% (at which the Company may request return of excess collateral). In the event the value of the pledged collateral falls below the applicable margin call threshold, the Company is required to contribute additional collateral sufficient to restore the initial collateral level.

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Item 7.01. Regulation FD Disclosure.

On March 19, 2026, the Company issued a press release announcing that its management team has implemented a cost reduction plan (the “Plan”) designed to reduce operating expenses and improve the Company’s overall cost structure. The Plan includes a reduction in fees under the Services Agreement with Galaxy Digital L.P., a reduction in outside legal fees, a reduction in marketing fees, a reduction in fees paid to other third-party vendors and other operational efficiencies. The Company does not expect to incur material charges in connection with the Plan that would require disclosure under Item 2.05 of Form 8-K. The Company will continue to evaluate its cost structure and may implement additional measures in the future.

The foregoing (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit
10.1	Securities Repurchase Agreement, dated March 18, 2026
10.2	Master Digital Currency Loan Agreement
99.1	Press Release dated March 19, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Date: March 19, 2026	By:	/s/ Kathleen Weisberg
Name: Kathleen Weisberg
Title: Chief Financial Officer

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